Exhibit 10.1
COOPER-STANDARD HOLDINGS INC.
PERFORMANCE UNIT AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”), which relates to a grant of performance-vested Restricted Stock Units (“PUs”) made on Grant Date (the “Date of Grant”), is between Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth on the signature page hereof (the “Participant”):
R E C I T A L S:
WHEREAS, the Company has adopted the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Agreement (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan); and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the PUs provided for herein to the Participant pursuant to the Plan, and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.    Grant. The Company hereby grants to the Participant Number of Awards Granted PUs on the terms and conditions set forth in this Agreement. One hundred percent (100%) of such PUs are referred to as the “Target PUs.” The Participant’s rights with respect to the PUs will remain forfeitable at all times prior to the date such PUs vest as described in Section 4.
2.    Performance Period and Goal. The vesting of the PUs is subject to the achievement of the performance goal (the “Performance Goal”) indicated in Section 2(b) during the Performance Period (as defined below).
(a)    Performance Period. The performance period (the “Performance Period”) for this Award is the two–year period commencing on January 1, 2022 and ending on December 31, 2023.
(b)     Performance Goal. The Performance Goal is the Company’s return on invested capital (ROIC) (as defined in Exhibit A) for each year of the two-year Performance Period. The Performance Goal will be met at “target” for the 2022 calendar year if the Company achieves ROIC improvement relative to 2021 equal to 930 bps. The Committee shall communicate the Company ROIC target for the 2023 calendar year to the Participant on or around the first anniversary of the Grant Date.
The Performance Goal will be met at “threshold” if the Company achieves ROIC improvement relative to 2021 equal to 810 bps (80% of target performance). There is no payout for performance below the threshold level. The Performance Goal will be met at “maximum” if the Company achieves ROIC improvement relative to 2021 equal to 1,050 bps (120% of target performance). Performance between threshold and target, or between target and maximum, shall be interpolated. In the event of a material acquisition or divestiture during the Performance Period, the threshold, target and maximum Performance Goal will be adjusted based on the pro-forma impact of the transaction over the remainder of the Performance Period. A material acquisition or divestiture is a transaction that impacts the payout at the time of the transaction by more than 10% of the target as determined by the Committee.
3.    Restrictions on Transfer. In accordance with the Plan, the Participant shall have the right to designate a beneficiary to receive the PUs that will vest upon, or be settled following, the Participant's death, all in the manner and to the extent set forth in this Agreement. The designation may be changed at any time. If no Designation of Beneficiary is made, then any PUs that will vest at the time of death of the Participant, and any previously vested PUs that have not yet been settled as of the date of death of the Participant, shall be paid to the Participant’s estate. The Participant cannot otherwise sell, transfer, or dispose of or pledge or hypothecate or assign the unvested PUs or the Shares underlying the vested PUs prior to the date on which such vested PUs are settled pursuant to Section 5 (collectively, the “Transfer Restrictions”).

4.    Vesting; Determination of Actual Achieved PUs; Termination of Employment.
(a) Determination of Actual Achieved PUs. As soon as practical after the end of the Performance Period (and in all events during the calendar year immediately following the end of the Performance Period), the Committee will determine to what extent the Performance Goal has been achieved separately for each calendar year of the Performance Period (the “2022 Actual Achieved PUs” and the “2023 Actual Achieved PUs”, respectively, and together, the “Actual Achieved PUs”). Based on such determination, the number of Actual Achieved PUs will be determined separately for each calendar year as follows:

If Performance Goal for the calendar year is Met at*:	Then Potential Number of PUs for the calendar year is:
Threshold (80% of Target)	25% of Target PUs
Target	50% of Target PUs
Maximum (120% of Target)	100% of Target PUs
*If the Performance Goal is achieved between threshold and target, or between target and maximum, the percent of Target PUs that are considered potentially vested will be interpolated. There is no payout for performance below the threshold level.
The Committee may then exercise its discretion to separately adjust the potential number of PUs for each calendar year either upwards or downwards. The total number of PUs, after adjustment (if any), so determined by the Committee shall be considered Actual Achieved PUs as of the date of such Committee determination (the “Determination Date”).
(b) Vesting. Except as set forth in subsection (c) or (d), the 2022 Actual Achieved PUs (as determined pursuant to Section 4(a)) will vest only if the Participant continues in Employment with the Company or its Affiliates until December 31, 2023, and the 2023 Actual Achieved PUs will vest only if the Participant continues in Employment with the Company or its Affiliates until December 31, 2024.

(c) Termination of Employment. If the Participant’s Employment with the Company and its Affiliates terminates for any reason prior to the vesting date(s) of the Actual Achieved PUs (or portion thereof, as applicable), the PUs shall be canceled by the Company without consideration; provided that:
(i) upon termination of the Participant’s Employment due to the Participant’s death or Disability prior to the end of the Performance Period, the Target PUs shall be considered Actual Achieved PUs and shall vest in full on the date of such Employment termination if the Participant terminated employment prior to the end of a calendar year during the Performance Period, and the Actual Achieved PUs shall vest in full on the date of such Employment termination if the Participant terminated employment after the end of a calendar year during the Performance Period;
(ii) upon termination of the Participant’s Employment due to the Participant’s death or Disability after the end of the Performance Period, the Actual Achieved PUs shall vest in full on the date of such Employment termination (or if later, as of the Determination Date);
(iii) if the Participant’s Employment terminates for Retirement prior to the end of the Performance Period, then the Actual Achieved PUs (determined following the end of the Performance Period) shall be subject to continued vesting as if the Participant had not experienced an Employment termination, but pro-rated based on the portion of the vesting period (which shall be 2 years for the 2022 Actual Achieved PUs and 3 years for the 2023 Actual Achieved PUs) the Participant was employed;
(iv) if the Participant’s Employment terminates for Retirement after the end of the Performance Period, then the 2022 Actual Achieved PUs shall be considered vested in the normal course and the 2023 Actual Achieved PUs shall be subject to continued vesting as if the Participant had not experienced an Employment termination, but pro-rated based on the portion of the vesting period (which shall be 3 years) the Participant was employed; and

(v) in the case of any of the foregoing, any remaining unvested PUs shall be canceled by the Company without consideration.
(d) Change of Control. Notwithstanding the foregoing, in the event of a Change of Control:
(i) If the purchaser, successor or surviving entity (or parent thereof) in the Change of Control (the “Survivor”) agrees to assume the PUs or replace the PUs with the same type of award with similar terms and conditions, then the following will apply:
(A) If the Change of Control occurs during the first calendar year of the Performance Period, the Performance Goal shall be deemed to have been satisfied at the target level, regardless of actual performance prior to or after such Change of Control, such that only the Target PUs remain available for vesting under this Award. If the Change of Control occurs after the end of the first calendar year of the Performance Period (including after the end of the Performance Period), then the Actual Achieved PUs will remain available for vesting under this Award.
(B) Each PU determined under clause (A) above that is assumed by the Survivor shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the PUs been actual shares immediately prior to such Change of Control.
(C) Upon termination of the Participant’s Employment following such Change in Control (1) by the Company and its Affiliates without Cause, or due to death or Disability, or (2) if the Participant is then or was at the time of a Change of Control a Section 16 Participant, by such Section 16 Participant for Good Reason, in each case within two years after a Change of Control, any unvested portion of this Award (or the replacement award) shall immediately become vested in full. Upon termination of the Participant’s Employment following such a Change in Control due to Retirement, the provisions of Section 4(c) shall apply.
(ii) To the extent the Survivor does not assume the PUs or issue replacement awards as provided in clause (i), then, immediately prior to the date of the Change of Control, the Target PUs or Actual Achieved PUs, as applicable (determined in the manner set forth in clause (i)(A) above), shall become immediately and fully vested.
    5.    Settlement.
(a) General. The Company may settle this Award in cash or Shares as determined at the sole discretion of the Committee or its designee. Except as otherwise provided in Section 5(b) or (c), as soon as practicable after (i) the Determination Date, for the 2022 Actual Achieved PUs that are vested as of such date, and (ii) the first anniversary of the Determination Date, for the 2023 Actual Achieved PUs that are vested as of such date, the Company will settle the vested Actual Achieved PUs by (A) delivering an amount of cash equal to the Fair Market Value, determined as of the Determination Date and as of the first anniversary of the Determination Date, as applicable, of a number of Shares equal to the number of Actual Achieved PUs that have vested, or (B) making an appropriate book entry in the Participant’s name for a number of Shares equal to the number of Actual Achieved PUs that have vested, as determined at the sole discretion of the Committee or its designee. The Transfer Restrictions applicable to any Shares issued in respect of the PUs shall lapse upon such issuance.
(b) Payment Upon Termination. If the Participant’s Employment with the Company terminates and such termination triggers the accelerated vesting of the PUs hereunder, then as soon as practicable after the Determination Date or the first anniversary of the Determination Date, as applicable in accordance with Section 5(a) above, the Company will settle such vested PUs by (i) delivering an amount of cash equal to the Fair Market Value, determined as of the date of termination, of a number of Shares equal to the number of PUs that have vested, or (ii) making an appropriate book entry in the Participant’s name for a number of Shares equal to the number of PUs that have vested, as determined at the sole discretion of the Committee or its designee. The Transfer Restrictions applicable to any Shares issued in respect of the PUs shall lapse upon such issuance. For purposes hereof, the PUs that vest upon a Participant’s termination of Employment shall be settled only upon the Participant’s separation from service within the meaning of Code Section 409A.

Notwithstanding any other provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of such separation from service (for reasons other than death), then settlement of such vested PUs shall occur on the date that is six months after the date of the Participant’s separation from service to the extent necessary to comply with Code Section 409A.
(c) Payment Upon Change in Control. If payment is triggered pursuant to Section 4(d)(ii), then as soon as practicable after the Change in Control, the Company will settle the vested PUs by (i) delivering an amount of cash equal to the Fair Market Value, determined as of the date of the Change in Control, of a number of Shares equal to the number of vested PUs, or (ii) making an appropriate book entry in the Participant’s name for a number of Shares equal to the number of vested PUs, as determined at the sole discretion of the Committee or its designee. The Transfer Restrictions applicable to any Shares issued in respect of the PUs shall lapse upon such issuance.
6.    No Voting Rights; Dividend Equivalents. The Participant shall not have voting rights with respect to the Shares underlying the PUs. If any dividends or other distributions are paid with respect to the Shares underlying the PUs, the Participant shall be credited with additional performance units equal to the number of Shares that the Participant would have received had the PUs been actual Shares, so long as the applicable record date occurs on or after the Date of Grant and before such PUs are forfeited or settled; and further provided that such performance units shall be deemed PUs subject to the same risk of forfeiture and other terms of this Agreement and the Plan as apply to the PUs to which such dividends or other distributions relate.
7.    No Right to Continued Employment or Future Awards. The granting of the PUs shall impose no obligation on the Company or any of its Affiliates to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of the Participant. In addition, the granting of the PUs shall impose no obligation on the Company or any of its Affiliates to make awards under the Plan to the Participant in the future.
8.    Taxes. The Company and its Affiliates shall have the right and are hereby authorized to withhold from amounts otherwise payable hereunder any applicable withholding taxes in respect of the PUs and to take such other action as may be necessary to satisfy all obligations for the payment of such withholding taxes.
9.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt by the addressee.
10.    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.
11.    Performance Units Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The PUs are subject to the Plan. The terms and provisions of the Plan as they may be amended from time to time are incorporated herein by reference. In the event of a conflict between any term or provision in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern.
12.    Recoupment. This Award and the compensation received by the Participant under this Award shall be subject to the terms of any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid under this Award.
13.    Amendments. The Company may amend this Award at any time, provided that the Participant’s consent to any amendment is required to the extent the amendment materially diminishes the rights of the Participant or results in cancellation of the Award. Notwithstanding the foregoing, the Company need not obtain Participant (or other interested party) consent for (a) the adjustment or cancellation of an Award pursuant to the adjustment provisions of the Plan; (b) the modification of the

Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded; (c) the modification of the Award to preserve favorable accounting or tax treatment of the Award for the Company; or (d) the modification of the Award to the extent the Committee determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award.
14.    Committee Interpretation. As a condition to the grant of this Award, the Participant agrees (with such agreement being binding upon the Participant’s legal representatives, guardians, legatees or beneficiaries) that this Agreement will be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement or the Plan, and any determination made by the Committee under this Agreement or the Plan, will be final, binding and conclusive.
15.    Data Privacy Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other related materials (“Data”) by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and the Company's affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity-based awards and other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands that Data will be transferred to a designated third party external broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States or otherwise) may have different data privacy laws and regulations and thus the level of data protection provided may not be equivalent to the one offered in Participant’s country of residence.
Where Data are to be transferred to a Third Country, as defined in the EU General Data Protection Regulation (GDPR) no. 2016/679, or an international organization, the Company and its affiliates shall ensure that the level of data protection offered is equivalent to the one offered in the Participant’s country of residence, especially if such country is part of the European Economic Area; such level shall be in particular guaranteed, by implementing adequate safeguards in the form of contractual arrangements between the Company and such third parties recipients; in particular by executing appropriate Standard Contractual Clauses (SCCs) as adopted and published by the European Commission for that purpose. The Participant understands that if the Participant resides outside the United States, the Participant may request at any given time a list with the names and addresses of any potential third-party recipients of the Data by contacting the Participant’s local human resources representative.
The Participant authorizes the Company, the Company's selected broker and any other third-party recipients which assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. A list of such third-party recipients is available upon request. The Company undertakes to provide prior notice to the Participant of any changes to the aforementioned list of third-party recipients; such changes to third-party recipients will be accepted by the Participant unless reasonably objected to for just cause. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan in accordance with applicable data protection laws and regulations, as well as the Company’s policies on the retention and disposal of records in effect from time to time. The Participant understands that if the Participant resides outside the United States, the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost and without providing any reason for such a withdrawal, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a free and purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant equity-based awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative. The Participant is also entitled to lodge a complaint with the competent supervisory authorities should he or she not receive a reply or otherwise not be satisfied with a reply received by the Company concerning the exercise of his or her aforementioned rights.
16.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COOPER-STANDARD HOLDINGS INC.

By:

Agreed and acknowledged as of the date first above written:

Participant: Participant Name

Exhibit A
•ROIC Calculation Methodology: As follows:
•A numerator of:
i.Net operating profit after tax (NOPAT)
ii.PLUS joint venture earnings, including restructuring
•Divided by a denominator equal to the 5-quarter average of:
i.Net working capital, which is the sum of net receivables, net inventory, and minimum cash minus current liabilities
ii.PLUS net PPE, joint venture investments and goodwill and intangibles